PCAOB Registered Auditors – www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1 of Eco Science Solutions, Inc., of our report dated April 29, 2015 on our audit of the financial statements of Eco Science Solutions, Inc. as of January 31, 2015, and the related statements of operations, stockholders’ equity and cash flows for the year ended Janaury 31, 2015, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
March 6, 2017